Exhibit 99.1

For Immediate Release

Contact: Kevin Sly SVP & Chief Business Officer Advancis Pharmaceutical Corporation bd@advancispharm.com 301-944-6570	Robert Bannon Sr. Director, Investor Relations Advancis Pharmaceutical Corporation ir@advancispharm.com 301-944-6710

Advancis Pharmaceutical Signs Commercial Supply
Agreement with Clonmel Healthcare

Advancis Secures Long-term Supply Source for Amoxicillin PULSYS Products

GERMANTOWN, Md. – April 19, 2005 — Advancis Pharmaceutical Corporation (Nasdaq: AVNC), a pharmaceutical company focused on developing and commercializing novel anti-infective products, today announced it has entered into agreements under which Clonmel Healthcare, Limited (Clonmel), a subsidiary of STADA Arzneimittel AG (STADA Group), will provide Advancis with commercial supply of its Amoxicillin PULSYS products currently being evaluated in Phase III clinical trials.

Under the agreements, Advancis has secured supply for the commercial phase of its Amoxicillin PULSYS products pending the successful completion of clinical trials and regulatory approval. Clonmel has capacity in place to cover current projected needs for an initial commercial phase, with additional capacity for growth. In addition to commercial supply, Advancis and Clonmel have also finalized an agreement for technology transfer, clinical/stability batches and commercial scale-up and validation, as well as an agreement covering Advancis-funded facility build-out and equipment additions to support the commercial manufacturing program.

Clonmel specializes in the manufacture of tablets, capsules and powders for pharmaceutical preparations. The company manufactures products according to its own product licenses or to customers’ formulations and specifications. The manufacturing program for Advancis will be carried out in Clonmel’s antibiotic facility, which has been FDA-approved since 1986, and which supplies penicillin and amoxicillin products for both European and North American markets. As part of the STADA Group, a public company headquartered in Germany, Clonmel is one of 20 subsidiaries throughout Europe, the United States, and Asia. STADA Group develops, manufactures and markets more than 300 prescription and over-the-counter pharmaceutical products worldwide. STADA Group’s three core product areas are generics, branded and specialty pharmaceuticals.

“We are very pleased to have Clonmel on board as a key Advancis partner and to have secured long-term commercial supply for Amoxicillin PULSYS,” said Joseph J. Rogus, senior vice president, technical operations of Advancis. “We look forward to building our relationship with Clonmel as we launch and grow our commercial efforts with Amoxicillin PULSYS products in North America and Europe over the next several years. Clonmel’s capabilities and expertise in manufacturing penicillin and amoxicillin products, which have been established over many years, provide a good foundation for our inaugural commercial efforts with these PULSYS products.”

About Advancis Pharmaceutical:

Advancis Pharmaceutical Corp. (Nasdaq: AVNC) is a pharmaceutical company focused on the development and commercialization of pulsatile drug products that fulfill substantial unmet medical needs in the treatment of infectious disease. The Company is developing a broad portfolio of anti-infective drugs based on its novel biological finding that bacteria exposed to antibiotics in front-loaded staccato bursts, or “pulses,” are killed more efficiently and effectively than those under standard treatment regimens. Based on this finding, Advancis has developed a proprietary, once-a-day pulsatile delivery technology called PULSYS™. By examining the resistance patterns of bacteria and applying its delivery technologies, Advancis has the potential to redefine infectious disease therapy and significantly improve drug efficacy, shorten length of therapy, and reduce drug resistance versus currently available antibacterial products. For more on Advancis, please visit www.advancispharm.com.

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These statements are based on Advancis’ current expectations and assumptions. These statements are not guarantees of future performance and are subject to a number of risks and uncertainties that would cause actual results to differ materially from those anticipated. The words, “believe,” “expect,” “intend,” “anticipate,” and variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward- looking.

The actual results realized by Advancis could differ materially from these forward-looking statements, depending in particular upon the risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. These include, without limitation, risks and uncertainties relating to the Company’s financial results and the ability of the Company to (1) reach profitability, (2) prove that the preliminary findings for its product candidates are valid, (3) receive required regulatory approvals, (4) successfully conduct clinical trials in a timely manner with favorable results, (5) establish its competitive position for its products, (6) develop and commercialize products that are superior to existing or newly developed competitor products, (7) develop products without any defects, (8) have sufficient capital resources to fund its operations, (9) protect its intellectual property rights and patents, (10) implement its sales and marketing strategy and reach its sales goals, (11) successfully attract and retain collaborative partners and have its partners fulfill their obligations, and (12) retain its senior management and other personnel. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. Advancis undertakes no obligation to update or revise the information in this announcement, whether as a result of new information, future events or circumstances or otherwise.

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